Exhibit 99.1

Company contact:
Kristina McMenamin

W. P. Carey Inc.

212-492-8995

kmcmenamin@wpcarey.com

Press contact:

Guy Lawrence

Ross & Lawrence

212-308-3333

gblawrence@rosslawpr.com

Carey Watermark Investors Acquires the Renaissance Chicago Downtown Hotel for $139 Million, Adding Top Market to Portfolio

Capital improvement program aims to increase market penetration

New York – December 23, 2013 – Carey Watermark Investors Incorporated (CWI), a non-traded real estate investment trust (“REIT”) focused on investing in lodging and lodging-related properties,  announced that it has acquired the Renaissance Chicago Downtown Hotel, a 553-room full-service hotel, located at 1 West Wacker Drive across from the Chicago River in downtown Chicago, for $139 million.

Key Facts

•                 Strong market: The hotel is an institutional quality asset located in Chicago, the third largest metropolitan area and lodging market in the United States; the financial, industrial, agricultural, transportation and tourism center of the Midwest; and home to McCormick Place, the largest convention center in the country.

•                 Central riverfront location: Located across from and overlooking the Chicago River in the heart of Chicago’s Central Business District, the hotel is proximate to 129 million square feet of office space and leisure destinations such as Millennium Park, Navy Pier, the Magnificent Mile and River North entertainment district.

•                 Attractive purchase price: Includes $139 million purchase price in addition to $27 million of renovations and other acquisition-related costs.  The acquisition was financed with $90 million of debt.

•                 Strong brand affiliation: The property will continue to be managed by Marriott International under a long-term management agreement, which allows the property to benefit from Marriott’s wide distribution network, strong reservation system and renowned Marriott Rewards program.

•                 Property and amenities:

o                553 rooms and 27 stories

o                533,323 square feet, including 35,000 square feet of premier meeting space and 7,800 square feet of retail space

o                Constructed in 1991 with renovations in 2005, 2012 and 2013

o                1.2 acres subject to long-term ground lease though June 2087

o                Indoor pool and whirlpool, full service spa, fitness and business centers

o                Three food and beverage outlets: Great Street Restaurant (three-meal restaurant), Bar Novo and Aroma Café

Quote

Michael Medzigian, Chief Executive Officer of CWI: “We view the acquisition of the Renaissance Chicago Downtown as a rare opportunity to invest in a premium-branded, institutional quality hotel, with an A+ location in one of the largest and strongest markets in the United States. Given an attractive purchase price, the growing Chicago market, and what we anticipate will be the positive impact of our planned capital improvements over the next two years, we believe that the investment will generate solid risk-adjusted returns for our investors.”

Carey Watermark Investors

Carey Watermark Investors Incorporated (CWI) is a publicly registered real estate investment trust (REIT) that was formed to make investments primarily in the lodging and lodging-related sectors. Affiliates of W. P. Carey Inc. and Watermark Capital Partners advise CWI and manage its overall portfolio. www.careywatermark.com

Marriott International

Marriott International, Inc. (NASDAQ: MAR) is a leading lodging company based in Bethesda, Maryland, USA, with nearly 3,900 properties in 72 countries and territories and reported revenues of nearly $12 billion in fiscal year 2012.  The company operates and franchises hotels and licenses vacation ownership resorts under 18 brands. For more information or reservations, please visit our web site at www.marriott.com, and for the latest company news, visit www.marriottnewscenter.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Federal securities laws. The statements of Mr. Medzigian are examples of forward looking statements. A number of factors could cause actual results, performance or achievement to differ materially from those anticipated.  Among those risks, trends and uncertainties are the risks related to CWI’s public offering; the general economic climate; the supply of and demand for hotels; interest rate levels; the availability of financing; and other risks associated with the acquisition and ownership of hotels.  For further information on factors that could impact CWI, reference is made to its filings with the Securities and Exchange Commission

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